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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

     Fribourg                        Paul                     J.
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   (Last)                           (First)             (Middle)
     c/o Continental Grain Company
     277 Park Avenue
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                                    (Street)

     New York                         NY                    10172
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     ContiFinancial Corporation - CFN

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     9/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                      6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                                                           See
     Common Stock                       9/2/98         P              5,000       A     $12.50         37,000    I*        Exhibit A
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                                                                                                                           See
     Common Stock                                                                                  35,918,421    I**       Exhibit A
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* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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     N/A
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Explanation of Responses:



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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.

 (122797DTI)

                                   EXHIBIT A


Name and address of Reporting Person:        Paul J. Fribourg
                                             c/o Continental Grain Company
                                             277 Park Avenue
                                             New York, NY 10172

Issuer Name and Trading Symbol:              ContiFinancial Corporation - CFN

Statment for Month/Year                      9/98



                              Explanation of Responses

* The shares were purchased by the Paul Fribourg Family Limited Partnership, in which the Reporting Person is the general partner and the limited partner is a trust, the beneficiaries of which are immediate family members of the Reporting Person residing in his household. By virtue of this the Reporting Person may be deemed the beneficial owner of these shares. The Reporting Person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

** The Reporting Person is the President and Chief Executive Officer of Continental Grain Company, the controlling shareholder of ContiFinancial Corporation, and as such the Reporting Person may be deemed the beneficial owner of these shares. The Reporting Person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest herein.